UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2006

Paligent Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21134	04-2893483
(Commission File Number)	(I.R.S. Employer Identification Number)

10 East 53rd Street, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

(212) 755-5461

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2006, Paligent Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with International Fight League, Inc. (“IFL”) and Richard J. Kurtz, the Company’s principal stockholder. The Agreement sets forth the proposed terms of a transaction in which the Company would acquire 100% of the issued and outstanding common and preferred stock of IFL in exchange for shares of common stock of the Company which, upon their issuance, would be equal to 95% of the issued and outstanding shares of common stock of the Company. The Agreement provides that Mr. Kurtz shall immediately purchase certain equity interests in IFL which would be converted into interests in the Company if the acquisition of IFL were consummated. If the proposed transaction is not consummated, Mr. Kurtz would receive additional equity interests in IFL. The Agreement also provides that, upon consummation of the transaction, Mr. Kurtz will convert the promissory note issued by the Company to him, under which principal and interest of $651,000 is currently outstanding, into shares of common stock of the Company. IFL has agreed not to solicit, initiate, discuss or negotiate any other acquisition proposal or offer during the period in which the agreement is in effect. The Company may terminate the Agreement at any time in its sole discretion.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.13 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits:

10.13	Letter Agreement, among Paligent Inc., International Fight League, Inc. and Richard J. Kurtz, dated April 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paligent Inc.

Date: April 28, 2006	By:	/s/ Salvatore A. Bucci
Salvatore A. Bucci
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.13	Letter Agreement, among Paligent Inc., International Fight League, Inc. and Richard J. Kurtz, dated April 25, 2006